As filed with the Securities and Exchange Commission on May 28, 2021

Registration No. 333-255323

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

REVIVA PHARMACEUTICALS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	85-4306526
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

19925 Stevens Creek Blvd., Suite 100

Cupertino, CA 95014
(408) 501-8881
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Laxminarayan Bhat

Reviva Pharmaceuticals Holdings, Inc.
19925 Stevens Creek Blvd., Suite 100

Cupertino, CA 95014
(408) 501-8881

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven M. Skolnick, Esq. Valeska Pederson Hintz, Esq. Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 Tel: (212) 262-6700	Barry I. Grossman, Esq. Sarah Williams, Esq. Matthew Bernstein, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 Tel: (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ (

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 of Reviva Pharmaceuticals Holdings, Inc. (the “Company”), as originally declared effective by the Securities and Exchange Commission (the “SEC”) on May 26, 2021, is being filed for the sole purpose of filing Exhibit 5.1 as part of the Registration Statement. This Post-Effective Amendment No. 1 does not modify any provision of Part I or Part II of the Registration Statement other than supplementing Item 16 of Part II as set forth below. This Registration Statement shall become effective upon filing with the SEC in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXHIBIT INDEX

Exhibit No.	Exhibit
5.1	Legal Opinion of Lowenstein Sandler LLP.
23.1	Consent of Lowenstein Sandler LLP (included in Exhibit 5.1)
24.1	Power of Attorney (incorporated by reference to the signature page to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-255323)).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Cupertino, California, as May 28, 2021.

Reviva Pharmaceuticals Holdings, Inc.

By:	/s/ Laxminarayan Bhat
Laxminarayan Bhat
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Laxminarayan Bhat	Chief Executive Officer and Director	May 28, 2021
Laxminarayan Bhat	(Principal Executive Officer)

/s/ Narayan Prabhu	Chief Financial Officer	May 28, 2021
Narayan Prabhu	(Principal Financial and Accounting Officer)

*	Chairman of the Board	May 28, 2021
Parag Saxena

*	Director	May 28, 2021
Richard Margolin

*	Director	May 28, 2021
Purav Patel

*	Director	May 28, 2021
Les Funtleyder

*By:	/s/ Laxminarayan Bhat
Name:	Laxminarayan Bhat
Title:	Attorney-in-fact